EXHIBIT 21


                    SUBSIDIARIES OF COMSTOCK RESOURCES, INC.


                     Name                                State of                      Business Name
                                                       Incorporation
------------------------------------------------    --------------------    -------------------------------------
Comstock Oil & Gas, Inc.                            Nevada                  Comstock Oil & Gas, Inc.
Comstock Oil & Gas - Louisiana, Inc. (1)            Nevada                  Comstock Oil & Gas - Louisiana, Inc.
Comstock Management Corporation                     Nevada                  Comstock Management Corporation
Comstock Offshore, LLC (2)                          Nevada                  Comstock Offshore, LLC

(1) Subsidiary of Comstock Oil & Gas, Inc.
(2) Subsidiary of Comstock Oil & Gas - Louisiana, Inc.









                                      E-72